Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of December 27, 2020, is by and among Kyle Detwiler and Silver Swan, LLC (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to common shares without par value of Clever Leaves Holdings Inc. that may be beneficially owned by each of them, directly or indirectly, from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G, as applicable (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

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IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first set forth above.

Kyle Detwiler

By:	/s/ Kyle Detwiler
	Name:	Kyle Detwiler

Silver Swan, LLC

By:	/s/ Kyle Detwiler
	Name:	Kyle Detwiler
	Title:	Managing Member